                                    Exhibit 2

                    Agreement and Plan of Merger by and among
                 Deposit Guaranty Corp., CSF Acquisition Corp.,
                   CitiSave Financial Corporation and Citizens
                 Savings Association, F.A., dated March 26, 1997

                          AGREEMENT AND PLAN OF MERGER

                                  By and Among

                            DEPOSIT GUARANTY CORP.,

                             CSF ACQUISITION CORP.,

                         CITISAVE FINANCIAL CORPORATION

                                      And

                       CITIZENS SAVINGS ASSOCIATION, F.A.

                               Table of Contents



                                                                                                     Page
                                                                                                     ----
Article I.    THE HOLDING COMPANY MERGER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
              1.01    Holding Company Merger. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
              1.02    Effective Date of the Holding Company Merger. . . . . . . . . . . . . . . . . . 1
              1.03    Effect of the Holding Company Merger. . . . . . . . . . . . . . . . . . . . . . 1
              1.04    Additional Actions. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
              1.05    Conversion of CitiSave Shares and Options.  . . . . . . . . . . . . . . . . . . 2
              1.06    Exchange of Shares.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
              1.07    Shares of CSF Acquisition.  . . . . . . . . . . . . . . . . . . . . . . . . . . 4
              1.08    Tax Consequences. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4

Article II.   THE BANK MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4

Article III.  REPRESENTATIONS AND WARRANTIES OF CITIZENS AND
              CITISAVE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
              3.01    Corporate Organization. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
              3.02    Capitalization. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
              3.03    Investments; No Subsidiaries. . . . . . . . . . . . . . . . . . . . . . . . . . 6
              3.04    Loan Portfolio. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
              3.05    Authority; No Violation.  . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
              3.06    Consents and Approvals. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
              3.07    Financial Statements. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
              3.08    No Broker's Fees. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
              3.09    Title to Properties; Encumbrances.  . . . . . . . . . . . . . . . . . . . . . . 8
              3.10    No Undisclosed Liabilities. . . . . . . . . . . . . . . . . . . . . . . . . . . 9
              3.11    Absence of Certain Changes or Events. . . . . . . . . . . . . . . . . . . . . . 9
              3.12    Leases.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
              3.13    Trademarks; Trade Names.  . . . . . . . . . . . . . . . . . . . . . . . . . .  11
              3.14    Compliance with Applicable Law. . . . . . . . . . . . . . . . . . . . . . . .  11
              3.15    Absence of Questionable Payments. . . . . . . . . . . . . . . . . . . . . . .  12
              3.16    Insurance.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
              3.17    Powers of Attorney; Guarantees. . . . . . . . . . . . . . . . . . . . . . . .  12
              3.18    Tax Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
              3.19    Benefit and Employee Matters. . . . . . . . . . . . . . . . . . . . . . . . .  14
              3.20    Contracts and Commitments; No Default . . . . . . . . . . . . . . . . . . . .  15
              3.21    Disclosure.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
              3.22    Litigation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
              3.23    Environmental Matters.  . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
              3.24    Contract Termination Provisions . . . . . . . . . . . . . . . . . . . . . . .  18
              3.25    Financial Institutions Bond . . . . . . . . . . . . . . . . . . . . . . . . .  18

Article IV.   REPRESENTATIONS AND WARRANTIES OF DGC AND CSF ACQUISITION . . . . . . . . . . . . . .  18
              4.01    Corporate Organization. . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
              4.02    Authority; No Violation.  . . . . . . . . . . . . . . . . . . . . . . . . . .  19
              4.03    Consents and Approvals. . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

Article V.    COVENANTS OF THE PARTIES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
              5.01    Conduct of Business.  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
              5.02    Limitation on Actions.  . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
              5.03    Current Information.  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
              5.04    Access to Properties and Records; Confidentiality.  . . . . . . . . . . . . .  22
              5.05    Interim Financial Statements. . . . . . . . . . . . . . . . . . . . . . . . .  22
              5.06    Regulatory Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
              5.07    Approval of Shareholders. . . . . . . . . . . . . . . . . . . . . . . . . . .  23
              5.08    Further Assurances. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
              5.09    Public Announcements. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
              5.10    Benefits. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
              5.11    Indemnification.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
              5.12    CitiSave ESOP . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
              5.13    CitiSave Stock Option Plans and MRP . . . . . . . . . . . . . . . . . . . . .  26

Article VI.   CLOSING CONDITIONS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
              6.01    Conditions to Each Party's Obligations under this Agreement.  . . . . . . . .  27
              6.02    Conditions to the Obligations of DGC and CSF Acquisition under
                      this Agreement.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
              6.03    Conditions to the Obligations of Citizens and CitiSave under this Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30

Article VII.  CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
              7.01    Time and Place. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
              7.02    Deliveries at the Closing.  . . . . . . . . . . . . . . . . . . . . . . . . .  32

Article VIII. TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
              8.01    Termination.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
              8.02    Effect of Termination.  . . . . . . . . . . . . . . . . . . . . . . . . . . .  33

Article IX.   MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
              9.01    Expenses. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
              9.02    Notices.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
              9.03    Parties in Interest.  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
              9.04    Amendment, Extension and Waiver.  . . . . . . . . . . . . . . . . . . . . . .  35
              9.05    Complete Agreement. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
              9.06    Non-Survival of Representations and Warranties  . . . . . . . . . . . . . . .  36
              9.07    Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
              9.08    Governing Law.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
              9.09    Headings. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36

                          AGREEMENT AND PLAN OF MERGER


                 This AGREEMENT AND PLAN OF MERGER, dated as of March 26, 1997, by and among CitiSave Financial Corporation ("CitiSave"), a corporation organized under the laws of the State of Louisiana, and its wholly-owned subsidiary Citizens Savings Association, F.A. ("Citizens"), a federally chartered stock savings and loan association organized under the laws of the United States, and Deposit Guaranty Corp. ("DGC"), a corporation organized under the laws of the State of Mississippi, and its wholly-owned subsidiary CSF Acquisition Corp. ("CSF Acquisition"), a corporation organized under the laws of Louisiana, each acting pursuant to a resolution of its Board of Directors.

                 In consideration of the mutual covenants, representations, warranties and agreements herein contained, the parties agree that CSF Acquisition shall be merged into CitiSave (the "Holding Company Merger") on the terms and subject to the conditions set forth in this Agreement.

                                       I.

                           THE HOLDING COMPANY MERGER

                 1.01 Holding Company Merger. In accordance with the applicable provisions of the Louisiana Business Corporation Law ("LBCL"), CSF Acquisition shall be merged with and into CitiSave pursuant to a certificate of merger substantially in the form attached as Exhibit A and executed and acknowledged at the appropriate time in the manner required by law; the separate existence of CSF Acquisition shall cease; and CitiSave shall be the corporation surviving the Holding Company Merger.

                 1.02 Effective Date of the Holding Company Merger. The Holding Company Merger shall become effective on the date (the "Effective Date") set forth in the certificate of merger filed in the office of the Secretary of State of Louisiana.

                 1.03 Effect of the Holding Company Merger. On the Effective Date, (i) the separate existence of CSF Acquisition shall cease and CSF Acquisition shall be merged with and into CitiSave, (ii) CitiSave shall continue to possess all of the rights, privileges and franchises possessed by it and shall, on the Effective Date, become vested with and possess all rights, privileges and franchises possessed by CSF Acquisition, (iii) CitiSave shall be responsible for all of the liabilities and obligations of CSF Acquisition in the same manner as if CitiSave had itself incurred such liabilities or obligations, and the Holding Company Merger shall not affect or impair the rights of the creditors or of any persons dealing with CSF Acquisition, (iv) the Holding Company Merger will not of itself cause a change, alteration or amendment to the Articles of Incorporation of CitiSave, (v) the Bylaws of CSF Acquisition shall become the Bylaws of CitiSave, (vi) the Holding Company Merger will affect the tenure in office of all officers and directors of CitiSave and the existing officers and directors of CSF Acquisition shall succeed to such positions with CitiSave solely by virtue of the Holding Company Merger, and (vii) the Holding Company Merger shall, from and after the Effective Date, have all the effects provided by applicable Louisiana law.

                 1.04 Additional Actions. If, at any time after the Effective Date, CitiSave shall consider or be advised that any further assignments or assurances in law or any other acts are necessary or desirable
(i) to vest, perfect or confirm, of record or otherwise, in CitiSave, title to or the possession of any property or right of CSF Acquisition acquired or to be acquired by reason of, or as a result of, the Holding Company Merger, or (ii) otherwise to carry out the purposes of this Agreement, CSF Acquisition and its proper officers and directors shall be deemed to have granted to CitiSave an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such property or rights in CitiSave and otherwise to carry out the purposes of this Agreement; and the proper officers and directors of CitiSave are fully authorized in the name of CSF Acquisition to take any and all such action.

                 1.05     Conversion of CitiSave Shares and Options.

                 (a) Each share of common stock, $.01 par value, of CitiSave (the "CitiSave Common Stock") issued and outstanding immediately prior to the Effective Date other than shares of CitiSave Common Stock owned by stockholders who, pursuant to the LBCL, perfect dissenters' rights ("Dissenting Shares") in the event such rights are available under the LBCL, shall, by virtue of this Agreement and without any action on the part of the holder thereof, be converted into the right to receive $20.50 in cash per share (the "Merger Price"), payable to the holder thereof without interest thereon, upon the surrender of the certificate formerly representing such share of CitiSave Common Stock.

                 (b) At or immediately prior to the Effective Date, each outstanding option to purchase CitiSave Common Stock issued by CitiSave set forth on Schedule 3.02 hereof ("CitiSave Option") shall be canceled, and each holder of any such CitiSave Option shall be entitled to receive at or immediately prior to the Effective Date for each CitiSave Option an amount determined by multiplying (i) the excess of the Merger Price over the applicable exercise price per share of such option by (ii) the number of shares of CitiSave Common Stock subject to such CitiSave Option ("Option Consideration"). The payment of the consideration referred to in the immediately preceding sentence to holders of CitiSave Options shall be subject to the execution by any such holder of such instruments of cancellation as DGC may reasonably deem appropriate. In no event shall the amount paid by CitiSave in settlement of CitiSave Options exceed $573,772 in the aggregate.

                 (c) At or immediately prior to the Effective Date, each outstanding award ("MRP Award") to acquire CitiSave Common Stock pursuant to CitiSave's 1996 Management Recognition Plan for Officers (the "MRP") set forth on Schedule 3.02 shall be cancelled to the extent not previously vested, and each holder of any such unvested MRP Award shall be entitled to receive at or immediately prior to the Effective Date for each MRP Award an amount determined by multiplying (i) the Merger Price by (ii) the number of shares of unvested CitiSave Common Stock subject to such MRP Award ("MRP Consideration"). The payment of the consideration referred to in the immediately preceding sentence to holders of MRP Awards shall be subject to the execution by any such holder of such instruments of cancellation as DGC may reasonably deem appropriate. In no event shall the aggregate MRP Consideration exceed $673,364.

                 1.06     Exchange of Shares.

                 (a) Within five business days after the Effective Date, Deposit Guaranty National Bank, acting as exchange agent (the "Exchange Agent"), shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Date represented issued and outstanding shares of CitiSave Common Stock (the "Certificates"), a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Price. Upon surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor (as promptly as practicable) the consideration set forth in Section 1.05 hereof, without any interest thereon, and the Certificate so surrendered shall forthwith be canceled. Lost Certificates shall be treated in accordance with the existing procedures of CitiSave.

                 (b) If payment is to be made to a person other than the person in whose name a Certificate surrendered in exchange therefor is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

                 (c) At the Effective Date, DGC shall deposit, or cause to be deposited, in trust with the Exchange Agent the aggregate Merger Price to which holders of shares of CitiSave Common Stock shall be entitled at the Effective Date pursuant to Section 1.05 hereof

                 (d) Promptly following the date which is twelve months after the Effective Date, the Exchange Agent shall deliver to CitiSave all cash, Certificates and other documents in its possession relating to the transactions described in this Agreement, and the Exchange Agent's duties shall terminate. Thereafter, each holder of a Certificate formerly representing a share of CitiSave Common Stock may surrender such Certificate to CitiSave and (subject to a)applicable abandoned property, escheat and similar laws) receive in consideration therefor the Merger Price, without any interest or dividends thereon.

                 (e) After the Effective Date, there shall be no transfers on the stock transfer books of CitiSave of the shares of CitiSave Common Stock which are outstanding immediately prior to the Effective Date. If, after the Effective Date, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be canceled and exchanged as provided in this Article I.

                 (f) From and after the Effective Date, the holders of Certificates evidencing ownership of shares of CitiSave Common Stock outstanding immediately prior to the Effective Date shall cease to have any rights with respect to such shares, except as otherwise provided herein or by applicable law.

                 (g)      Notwithstanding anything to the contrary in this
Section 1.06, neither the Exchange Agent, DGC, nor CitiSave shall be liable to a holder of a Certificate formerly representing shares of CitiSave Common Stock for any amount properly paid to a public official pursuant to an applicable property, escheat or similar law.

                 1.07 Shares of CSF Acquisition. Each share of common stock, $1.00 par value, of CSF Acquisition (the "CSF Acquisition Common Stock") issued and outstanding immediately prior to the Effective Date, shall, by virtue of this Agreement and without any action on the part of the holder thereof, be converted into one (1) share of CitiSave Common Stock.

                 1.08 Tax Consequences. It is intended that the Holding Company Merger shall constitute a qualified stock purchase by DGC within the meaning of Section 338(d)(3) of the Internal Revenue Code of 1986, as amended (the "Code").

                                      II.

                                THE BANK MERGER

                 DGC and CitiSave shall take all action necessary and appropriate, including causing the entering into of a merger agreement by Citizens, or its successor, and a subsidiary bank of DGC (the "Bank Merger Agreement"), to cause Citizens to convert to a national bank in the discretion of DGC, and to merge with and into a subsidiary bank of DGC (the "Bank Merger"), after consummation of the Holding Company Merger and the merger of CitiSave with and into Deposit Guaranty Louisiana Corp., a wholly-owned subsidiary of DGC, in accordance with the applicable laws of the United States and Regulations of the Office of the Comptroller of the Currency (the "OCC") and the Office of Thrift Supervision (the "OTS") thereunder.

                                      III.

                       REPRESENTATIONS AND WARRANTIES OF
                             CITIZENS AND CITISAVE

                 Citizens and CitiSave hereby make the following representations and warranties to DGC and CSF Acquisition:

                 3.01     Corporate Organization.

                 (a) Citizens is a federally chartered stock savings and loan association duly organized, validly existing and in good standing under the laws of the United States. Citizens' deposits are insured under the provisions of the Federal Deposit Insurance Act, as amended. Citizens has the power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Citizens' wholly-owned subsidiary 665 Florida Street Corp. ("FS Corp.") is an 80% partner in Roberts & Eastland ("R & E"), an insurance agency (collectively the "Citizens Subsidiaries"). FS Corp. is a duly organized and validly existing corporation and is in good standing under the laws of the State of Louisiana. R & E is a validly existing partnership and is in good standing under the laws of the State of Louisiana. Each of the Citizens Subsidiaries has the power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. All shares of capital stock of FS Corp. are validly issued and outstanding, fully paid, and non-assessable, and FS Corp. is wholly-owned by Citizens. There are no outstanding options, warrants, rights, or obligations of any kind entitling the holder thereof to acquire shares of the capital stock of FS Corp., and there are no instruments or securities of any kind that are convertible into shares of the capital stock of FS Corp. Except as set forth on Schedule 3.01, none of the Citizens Subsidiaries is party to any joint venture or partnership.

                 (b) CitiSave is a corporation duly organized, validly existing and in good standing under the laws of the State of Louisiana. CitiSave is a registered thrift holding company under the Savings and Loan Holding Company Act. CitiSave has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.

                 3.02     Capitalization.

                 (a) The authorized capital stock of Citizens consists of 10,000,000 shares of common stock, $.01 par value (the "Citizens Common Stock"), and 5,000,000 shares of preferred stock, $.01 par value (the "Citizens Preferred Stock"). At the close of business on December 31, 1996, there were 1,000 shares of Citizens Common Stock issued and outstanding, no shares were held in Citizens' treasury, and no shares of Citizens Preferred Stock were issued and outstanding. Except as set forth on Schedule 3.02 hereto, all issued and outstanding shares of Citizens

Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights with no personal liability attaching to the ownership thereof. Except as set forth on Schedule 3.02 hereof, Citizens has not issued any additional shares of Citizens Common Stock since December 31, 1996, and does not have and is not bound by any outstanding subscription, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Citizens Common Stock or any security representing the right to purchase or otherwise receive any Citizens Common Stock. CitiSave has good, valid and marketable title to the Citizens Common Stock, and on the Effective Date the same will be free and clear of all liens, encumbrances, pledges, claims, options, charges and assessments of any nature whatsoever.

                 (b) The authorized capital stock of CitiSave consists of 10,000,000 shares of CitiSave Common Stock and 5,000,000 shares of serial preferred stock, $.01 par value (the "CitiSave Preferred Stock"). At the close of business on December 31, 1996, there were 962,207 shares of CitiSave Common Stock issued and outstanding, 2,500 shares of CitiSave Common Stock were held in CitiSave's treasury, and no shares of CitiSave Preferred Stock were issued and outstanding. Except as set forth on Schedule 3.02 hereto, all issued and outstanding shares of CitiSave Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights with no personal liability attaching to the ownership thereof. Except as set forth on Schedule 3.02 hereof, CitiSave has not issued any additional shares of CitiSave Common Stock since December 31, 1996, and does not have and is not bound by any outstanding subscription, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of CitiSave Common Stock or any security representing the right to purchase or otherwise receive any CitiSave Common Stock.

                 3.03 Investments; No Subsidiaries. The "CitiSave Consolidated Group," as such term is used in this Agreement, consists of CitiSave, Citizens and FS Corp. Except as set forth on Schedule 3.03 hereof, neither Citizens, CitiSave nor FS Corp. has any subsidiaries or equity interest or other investment, direct or indirect, in any corporation, partnership, joint venture or other entity except for such equity interest or other investment which Citizens may have acquired as a result of foreclosure and is as of the date hereof holding subject to sale.

                 3.04 Loan Portfolio. All loans, discounts and financing leases (in which any member of the CitiSave Consolidated Group is lessor) reflected on the CitiSave Latest Balance Sheet (as defined in Section 3.07) (a) were, at the time and under the circumstances in which made, made for good, valuable and adequate consideration in the ordinary course of business of the CitiSave Consolidated Group, (b) are evidenced by genuine notes, agreements or other evidences of indebtedness and (c) to the extent secured, have been secured by valid liens and security interests which have been perfected. Set forth in Schedule 3.04 hereto is a true and complete list of all real property in which Citizens has an interest as creditor or mortgagee in an amount greater than $50,000 as of March 14, 1997. Except as set forth in Schedule 3.04 hereto, there are no outstanding loans held by Citizens with an unpaid balance of $25,000 or more in which a material default has occurred as of March 14, 1997. A material default for purposes of this Section 3.04 includes, without limitation, the failure to pay indebtedness or an installment thereof more than sixty (60) days after it is due and payable.

                 3.05 Authority; No Violation. Each of Citizens and CitiSave has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Citizens have been duly and validly approved by the Board of Directors of Citizens, and, except for approval by CitiSave as the sole shareholder of Citizens, no other corporate proceedings on the part of Citizens are necessary to consummate the transactions so contemplated. The Board of Directors of CitiSave has duly and validly approved this Agreement and the transactions contemplated hereby and has authorized the execution and delivery of this Agreement by CitiSave, and, except for the approval of this Agreement by its shareholders, no other corporate proceedings on the part of CitiSave are necessary to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Citizens and CitiSave and constitutes a valid and binding obligation of Citizens and of CitiSave enforceable against each in accordance with its terms, except that enforcement may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, conservatorship, receivership or other similar laws now or hereafter in effect relating to or affecting the enforcement of creditors' rights generally or the rights of creditors of federal savings institutions or their holding companies, (ii) general equitable principles, and
(iii) laws relating to the safety and soundness of insured depository institutions, and except that no representation is expressed as to the effect or availability of equitable remedies or injunctive relief (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                 3.06     Consents and Approvals.  Except as set forth in
Schedule 3.06 hereto, no permit, consent, approval or authorization of, or declaration, filing or registration with, any public body or authority or to the knowledge of Citizens and CitiSave any third party is necessary in connection with (i) the execution and delivery by Citizens or CitiSave of this Agreement, or (ii) the consummation by CitiSave or Citizens of the Holding Company Merger and the other transactions contemplated hereby.

                 3.07     Financial Statements.   CitiSave has filed all
required reports, schedules, forms, statements and other documents with the SEC since July 14, 1995 (the "CitiSave SEC Documents"), complete copies of which have been provided to DGC. The CitiSave SEC Documents complied as to form in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act") or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such CitiSave SEC Documents, and none of the CitiSave SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that information as of a later date shall be deemed to modify information as of an earlier date. The CitiSave financial statements included in the CitiSave SEC Documents have been audited by Hannis T. Bourgeois & Co., independent public accountants (in the case of the CitiSave audited financial statements) in accordance with generally accepted auditing standards, have been prepared in accordance with generally accepted accounting principles and, except as disclosed therein, applied on a basis consistent with prior periods, and present fairly, in all material respects, the financial position of CitiSave and its consolidated subsidiaries at such dates and the results of operations and cash flows for the periods then ended, except, in the case of the CitiSave interim financial statements, as permitted by Rule 10-01 of Regulation S-X of the SEC. The CitiSave interim financial statements reflect all adjustments (consisting only of normal recurring adjustments) that are necessary for a fair statement of the results for the interim periods presented therein. Neither CitiSave nor any of its consolidated subsidiaries has, nor are any of their respective assets subject to, any liability, commitment, debt or obligation (of any kind whatsoever whether absolute or contingent, accrued, fixed, known, unknown, matured or unmatured) that is material individually or in the aggregate, except as and to the extent reflected on the latest balance sheet included in the CitiSave audited financial statements as of and for the year ended December 31, 1996 (the "CitiSave Latest Balance Sheet"), or as may have been incurred or may have arisen since the date of the CitiSave Latest Balance Sheet in the ordinary course of business.

                 3.08 No Broker's Fees. Except as fully described and set forth in Schedule 3.08 hereto, neither Citizens, CitiSave nor any of their officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement.

                 3.09 Title to Properties; Encumbrances. Except as set forth in Schedule 3.09 hereto, Citizens and CitiSave have good, valid and marketable title to, or a valid leasehold interest in, (a) all their real properties and (b) all other properties and assets reflected in the CitiSave Latest Balance Sheet, other than any of such properties or assets which have been sold or otherwise disposed of since the date of the CitiSave Latest Balance Sheet in the ordinary course of business and consistent with past practice. Except as set forth in Schedule 3.09 hereto, all of such properties and assets are free and clear of all title defects, mortgages, pledges, liens, claims, charges, security interests or other encumbrances of any nature whatsoever, including, without limitation, leases, options to purchase, conditional sales contracts, collateral security arrangements and other title or interest retention arrangements, and are not, in the case of real property, subject to any easements, building use restrictions, exceptions, reservations or limitations of any nature whatsoever, except, with respect to all such properties and assets, liens for current taxes and assessments not in default, minor imperfections of title, and encumbrances, if any, which have arisen in the ordinary course of business, which are not substantial in character, amount or extent and which do not detract from the value of or interfere with the present or contemplated use of any of the properties subject thereto or affected thereby or otherwise impair the business operations conducted or contemplated by Citizens or CitiSave. All personal property material to the business, operations or financial condition of Citizens or CitiSave, and all buildings, structures and fixtures used by Citizens or CitiSave in the conduct of their businesses, are in good operating condition and repair (ordinary wear and tear excepted). Except as set forth in Schedule 3.09 hereto, neither Citizens nor CitiSave has received any notification of any violation (which has not been cured) of any building, zoning or other law, ordinance or regulation in respect of such property or structures or Citizens' or CitiSave's use thereof.

                 3.10     No Undisclosed Liabilities.  Except as set forth in
Schedule 3.10 hereto, as of the date hereof neither Citizens nor CitiSave has any liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise and whether due or to become due), except liabilities and obligations (i) fully reflected or reserved against in the CitiSave Latest Balance Sheet or disclosed in the notes thereto or (ii) incurred since the date of the CitiSave Latest Balance Sheet in the ordinary course of business and consistent with past practice.

                 3.11     Absence of Certain Changes or Events.

                 (a) Except as set forth in Schedule 3.11 hereto, since the date of the CitiSave Latest Balance Sheet, there has not been:

                          (i) any material adverse change in the business, operations, properties, assets or financial condition of Citizens and CitiSave, considered as a whole, or any event which has had or will have a material adverse effect, excluding changes resulting from or attributable to the payment of (a) investment banking fees as set forth in Schedule 3.08 hereto and (b) cash in settlement of outstanding stock options and MRP Awards pursuant to Section 1.05 hereof ("Material Adverse Change");

                          (ii) any loss, damage, destruction or other casualty materially and adversely affecting any of the properties, assets or business of Citizens or CitiSave or any of their subsidiaries (whether or not covered by insurance);

                          (iii) any increase of more than ten percent (10%) in
                 the compensation payable by Citizens or CitiSave to any of their directors, officers, agents, consultants, or any of their employees whose total compensation after such increase was in excess of $25,000 per annum (excluding increases in compensation resulting from the vesting of shares of CitiSave Common Stock awarded prior to the date of this Agreement pursuant to CitiSave's MRP or from the exercise of CitiSave Options granted prior to the date of this Agreement), or any extraordinary bonus, percentage compensation, service award or other like benefit granted, made or accrued to the credit of any such director, officer, agent, consultant or employee, or any extraordinary welfare, pension, retirement or similar payment or arrangement made or agreed to by Citizens or CitiSave for the benefit of any such director, officer, agent, consultant or employee;

                          (iv) any change in any method of accounting or accounting practice of Citizens or CitiSave;

                          (v) any loan in excess of $25,000 or portion thereof rescheduled as to payments thereon, subject to a moratorium on payment thereof or written off by Citizens or CitiSave as uncollectible; or

                          (vi) any agreement or understanding, whether in writing or otherwise, of Citizens or CitiSave to do any of the foregoing.

                 (b) Except as set forth in Schedule 3.11 hereto, since the date of the CitiSave Latest Balance Sheet, neither Citizens nor CitiSave has:

                          (i) issued or sold any promissory note, stock, bond or other corporate security of which it is the issuer in an amount greater than $25,000 (except that shares of CitiSave Common Stock may be issued upon the exercise of CitiSave Options which were granted prior to the date of this Agreement);

                          (ii) discharged or satisfied any lien or encumbrance or paid or satisfied any obligation or liability (whether absolute, accrued, contingent or otherwise and whether due or to become due) in an amount greater than $25,000 as to each such lien, encumbrance, obligation or liability other than current liabilities shown on the CitiSave Latest Balance Sheet and current liabilities incurred since the date of the CitiSave Latest Balance Sheet in the ordinary course of business and consistent with past practice and other than any such lien, encumbrance, obligation or liability of the nature (regardless of amount) required to be disclosed pursuant to Section 3.11(a)(iii) hereto;

                          (iii) declared, paid or set aside for payment any
                 dividend or other distribution (whether in cash, stock or property) in respect of its capital stock, except regular quarterly cash dividends of $.10 per share by CitiSave to its stockholders as permitted by Section 5.01(f) and except dividends by Citizens to CitiSave to the extent necessary to pay necessary and routine expenses of CitiSave (including expenses relating to the transactions contemplated by this Agreement) or to fund regular dividends by CitiSave to its stockholders to the extent permitted by Section 5.01(f) hereof;

                          (iv) split, combined or reclassified any shares of its capital stock, or redeemed, purchased or otherwise acquired any shares of its capital stock or other securities;

                          (v) sold, assigned or transferred any of its assets (real, personal or mixed, tangible or intangible), canceled any debts or claims or waived any rights of substantial value, except, in each case, in the ordinary course of business and consistent with past practice;

                          (vi) sold, assigned, transferred or permitted to lapse any patents, trademarks, trade names, copyrights or other similar assets, including applications or licenses therefor;

                          (vii) paid any amounts or incurred any liability to or
                 in respect of, or sold any properties or assets (real, personal or mixed, tangible or intangible) to, or engaged in any transaction (other than any transaction of the nature (regardless of amount) required to be disclosed pursuant to
                 Section 3.11(a)(iii) hereof) or entered into any agreement or arrangement with, any corporation or business in which Citizens, CitiSave or any of their officers or directors, or any "affiliate" or "associate" (as such terms are defined in the rules and regulations promulgated under the Securities Act) of any such person, has any direct or indirect interest;

                          (viii) entered into any collective bargaining
                 agreement; or

                          (ix) entered into any other transaction other than in the ordinary course of business and consistent with past practice or in connection with the transactions contemplated by this Agreement.

                 3.12 Leases. Set forth in Schedule 3.12 hereto is an accurate and complete list of all leases calling for annual rent payments in excess of $10,000 pursuant to which Citizens or CitiSave, as lessee, leases real or personal property, including, without limitation, all leases of computer or computer services and all arrangements for time-sharing or other data processing services, describing for each lease Citizens' or CitiSave's financial obligations under such lease, its rental payments, expiration date and renewal terms. Except as set forth in Schedule 3.12 hereto: (a) all such leases are in full force and effect in accordance with their terms; (b) there exists no event of default or event, occurrence, condition or act which with the giving of notice, the lapse of time or the happening of any further event or condition would become a default under any such lease; and (c) neither Citizens nor CitiSave is a lessee under a lease having an unexpired term greater than 36 months that requires Citizens or CitiSave to make payments for the use of any property at rates currently higher than prevailing market rates for similar properties in the localities where such properties are located.

                 3.13 Trademarks; Trade Names. Set forth in Schedule 3.13 hereto is an accurate and complete list and brief description of all trademarks (either registered or common law), trade names and copyrights (and all applications and licenses therefor) owned by Citizens or CitiSave or in which they have any interest. Citizens and CitiSave own, or have the right to use, all trademarks, trade names and copyrights used in or necessary for the ordinary conduct of their existing businesses as heretofore conducted, and the consummation of the transactions contemplated hereby will not alter or impair any such rights. Except as set forth in Schedule 3.13 hereto, no claims are pending by any person for the use of any trademarks, trade names or copyrights or challenging or questioning the validity or effectiveness of any license or agreement relating to the same, nor is there any valid basis for any such claim, challenge or question, and use of such trademarks, trade names and copyrights by Citizens or CitiSave does not infringe on the rights of any person.

                 3.14     Compliance with Applicable Law.

                 (a) Citizens and CitiSave hold, and have at all times held, all licenses, franchises, permits and governmental authorizations necessary for the lawful conduct of their respective businesses under and pursuant to all, and have complied in all material respects with and are not in default in any respect under any, applicable statutes, laws, ordinances, rules, regulations, and orders of all federal, state and local governmental bodies, agencies and subdivisions having, asserting or claiming jurisdiction over them or over any part of their operations (to the extent that such default or the failure to hold such license, franchise, permit or authorization could result in a material limitation on the conduct of Citizens' or CitiSave's business, or could cause Citizens or CitiSave to incur a substantial financial penalty); and, except as set forth in Schedule 3.14 hereto, neither Citizens nor CitiSave has received notice of a violation of, and does not know of any violation of or of any valid basis for any claim of a violation of, any of the above.

                 (b) CitiSave has filed all reports that it was required to file with the SEC under the Exchange Act, all of which complied in all material respects with all applicable requirements of the Exchange Act and the rules and regulations adopted thereunder. As of their respective dates, each such report, statement, form or other document, including without limitation, any financial statements or schedules included therein, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that information as of a later date shall be deemed to modify information as of an earlier date.

                 3.15 Absence of Questionable Payments. Citizens and CitiSave have not, and, to the knowledge of Citizens or CitiSave, no director, officer, agent, employee, consultant or other person acting on behalf of Citizens or CitiSave has, (a) used any Citizens or CitiSave corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity or (b) made any direct or indirect unlawful payments to government officials from any Citizens or CitiSave corporate funds, or established or maintained any unlawful or unrecorded accounts with funds received from Citizens or CitiSave.

                 3.16 Insurance. Set forth in Schedule 3.16 hereto is an accurate and complete list of all policies of insurance, including the amounts thereof, owned by Citizens or CitiSave or in which Citizens or CitiSave is named as the insured party. All such policies are valid, outstanding and enforceable and will remain in full force and effect at least through the consummation of the transactions contemplated by this Agreement. Such insurance with respect to Citizens' and CitiSave's property and the conduct of their businesses is in such amounts and against such risks as are usually insured against by persons operating similar properties and businesses in the State of Louisiana and are adequate for the conduct of Citizens' and CitiSave's businesses. Except as set forth in Schedule 3.16 hereto, neither Citizens nor CitiSave has been refused any insurance nor have their coverages been limited by any insurance carrier to which they have applied for insurance or with they have carried insurance during the last five years.

                 3.17     Powers of Attorney; Guarantees. Except as set forth in
Schedule 3.17 hereto, other than in the ordinary course of business neither Citizens nor CitiSave has given any power of attorney to any person to act on its behalf, or has any obligation or liability, either actual, accruing or contingent, as guarantor, surety, cosigner, endorser, co-maker or indemnitor in respect of the obligation of any person, corporation, partnership, joint venture, association, organization or other entity.

                 3.18 Tax Matters. Citizens and CitiSave make the following representations with respect to tax matters:

                 (a) For purposes of this Section, the following definitions shall apply:

                 (1) The term "Taxes" shall mean all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any federal, state or local government or any agency or political subdivision of any such government since January 1, 1991, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes and state income taxes), real property gains taxes, payroll and employee withholding taxes, unemployment insurance taxes, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers' compensation, Pension Benefit Guaranty Corporation premiums and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which any member of the CitiSave Consolidated Group is required to pay, withhold or collect.

                 (2) The term "Returns" shall mean all reports, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with, any Taxes since January 1, 1991, including information returns or reports with respect to backup withholding and other payments to third parties.

                 (b) To the knowledge of the CitiSave Consolidated Group, all Returns required to be filed by or on behalf of members of the CitiSave Consolidated Group have been duly filed and, to the knowledge of the CitiSave Consolidated Group, such Returns are true, complete and correct in all material respects. All Taxes shown to be payable on the Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis, and no other Taxes are payable by the CitiSave Consolidated Group with respect to items or periods covered by such Returns or with respect to any period prior to the date of this Agreement. Each member of the CitiSave Consolidated Group has withheld and paid over all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party. There are no liens on any of the assets of any member of the CitiSave Consolidated Group with respect to Taxes, other than liens for Taxes not yet due and payable or for Taxes that a member of the CitiSave Consolidated Group is contesting in good faith through appropriate proceedings and for which appropriate reserves have been established.

                 (c) The Returns of the CitiSave Consolidated Group have not been audited by a government or taxing authority, nor to the knowledge of the CitiSave Consolidated Group, is any such audit in process, pending or threatened. To the knowledge of the CitiSave Consolidated Group, no deficiencies exist or have been asserted or are expected to be asserted with respect to Taxes of the CitiSave Consolidated Group, and no member of the CitiSave Consolidated Group has received notice or expects to receive notice that it has not filed a Return or paid Taxes required to be filed or paid by it. No member of the CitiSave Consolidated Group is a party to any action or proceeding for assessment or collection of Taxes, nor to the knowledge of the CitiSave Consolidated Group, has such event been asserted or threatened against any member of the CitiSave Consolidated Group or any of its assets. No waiver or extension of any statute of limitations is in effect with respect to Taxes or Returns of the CitiSave Consolidated Group.

                 3.19     Benefit and Employee Matters.

                 (a) Schedule 3.19(a) lists all pension, retirement, stock option, stock purchase, stock ownership, savings, stock appreciation right, profit sharing, deferred compensation, employment, compensation arrangements, consulting, bonus, collective bargaining, group insurance, severance and other employee benefit, incentive and welfare policies, contracts, plans and arrangements, and all trust agreements related thereto established or maintained by CitiSave or Citizens, for the benefit of any of the present or former directors, officers, or other employees of Citizens and CitiSave. Schedule 3.19(a) also identifies each "employee benefit plan," as such term is defined in
Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") maintained or contributed to by any member of the CitiSave Consolidated Group. Except as set forth in Schedule 3.19(a) hereto, neither Citizens nor CitiSave maintains or contributes to any "employee benefit plan," as such term is defined in Section 3 of ERISA. Except as set forth in Schedule 3.19(a), all "employee benefit plans" maintained by Citizens or CitiSave (all such plans being listed in Schedule 3.19(a) hereto) (collectively, the "Citizens Plans") are in material compliance with the provisions of ERISA and the applicable provisions of the Code. No member of the CitiSave Consolidated Group has maintained or become obligated to contribute to any "employee benefit plan" as such term is defined in Section 3(3) of ERISA, (i) that is subject to Title IV of ERISA or (ii) that is a multiemployer plan under Title IV of ERISA. To the knowledge of the CitiSave Consolidated Group, no "prohibited transaction," as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred that could result in liability to CitiSave, Citizens, DGC or CSF Acquisition. No member of the CitiSave Consolidated Group has any current or projected liability in respect of post-employment welfare benefits for retired, current or former employees, except as required to avoid excise tax under Section 4980B of the Code.

                 (b) Except as set forth in Schedule 3.19(b) hereto, since January 1, 1991, neither Citizens nor CitiSave has been or is a party to any collective bargaining or other labor contract. Since January 1, 1991, there has not been, there is not presently pending or existing, and there is not threatened, (a) any strike, slowdown, picketing, work stoppage, or employee grievance process, (b) any proceeding against or affecting Citizens or CitiSave relating to the alleged violation of any legal requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable governmental body, organizational activity, or other labor or employment dispute against or affecting Citizens or CitiSave or their premises, or (c) any application for certification of a collective bargaining agent. No event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees by Citizens and CitiSave, and no such action is contemplated by Citizens and CitiSave. Citizens and CitiSave have complied in all respects with all legal requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, and occupational safety and health. Neither Citizens nor CitiSave is liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing legal requirements.

                 3.20     Contracts and Commitments; No Default.

                 (a) The following information relating to Citizens and CitiSave has been made available to DGC or CSF Acquisition:

                          (i) the name of each financial institution with which Citizens or CitiSave has an account or safekeeping or custodial arrangement or correspondent relationship and the names of all persons who are authorized with respect thereto;

                          (ii) all mortgages, indentures, promissory notes, deeds of trust, loan or credit agreements or similar instruments under which Citizens or CitiSave is indebted in an amount greater than $50,000 for borrowed money or the price of purchased property, accompanied by originals or certified copies thereof and all amendments or modifications of any thereof;

                          (iii) any loans, including any other credit
                 arrangements by Citizens, to any holder of ten percent (10%) or more of CitiSave Common Stock, to any of Citizens' or CitiSave's directors or executive officers, to any members of the immediate families of any of Citizens' or CitiSave's directors or executive officers or to any corporation, firm or other organization in which any of such directors or executive officers has a financial interest; and

                          (iv) any pending application, including any documents or materials relating thereto, which has been filed by Citizens or CitiSave with any federal or state regulatory authority in order to obtain the approval of such federal or state regulatory authority for the establishment of a new branch bank or a new subsidiary bank.

                 (b) Except as set forth in Schedule 3.20 hereto, neither Citizens nor CitiSave is a party to or bound by, nor have any bids or proposals been made by or to Citizens or CitiSave with respect to, any written or oral, express or implied:


                          (i) contract relating to the matters referred to in paragraph (a) above;

                          (ii) contract with or arrangement for directors, officers, employees, former employees, agents or consultants with respect to salaries, bonuses, percentage compensation, pensions, deferred compensation or retirement payments, or any profit-sharing, stock option, stock purchase or other employee benefit plan or arrangement;

                          (iii) collective bargaining or union contract or
                 agreement;

                          (iv) contract, commitment or arrangement for the borrowing of money or for a line of credit in an amount greater than $50,000;

                          (v) contract, commitment or arrangement for the lending of money or for the granting of a line of credit in an amount greater than $100,000;

                          (vi) contract or agreement for the future purchase by it of any materials, equipment, services, or supplies, which is not in the ordinary course of business, and has a term of more than twelve (12) months (including periods covered by any option to renew by either party);

                          (vii) contract containing covenants purporting to limit its freedom to compete; or

                          (viii) contract or commitment for the acquisition,
                 construction or refurbishment of any property, plant or equipment, other than contracts and commitments for the acquisition, construction or refurbishment of any property, plant or equipment not in excess of $20,000 for any one establishment or $50,000 in the aggregate.

                 (c) Citizens and CitiSave have performed all the obligations required to be performed by them under any contract, agreement, arrangement, commitment or other instrument to which they are a party (including, without limitation, any of those described in paragraphs (a) and (b) of this Section 3.20), and there is not, with respect to any such contract, agreement, commitment or other instrument, (i) any notice of violation, or (ii) any existing default (or event which, with or without due notice or lapse of time or both, would constitute a default) on the part of Citizens or CitiSave, which default would have a material adverse effect on the business, operations, properties, assets or financial condition of CitiSave and Citizens considered as a whole, and neither Citizens nor CitiSave has received notice of any such default, nor has Citizens or CitiSave knowledge of any facts or circumstances which would reasonably indicate that it will be or may be in default under, any such contract, agreement, arrangement, commitment or other instrument subsequent to the date hereof.

                 3.21     Disclosure.

                 (a) All facts material to the business, operations, properties, assets, liabilities (contingent or otherwise) financial condition and prospects of Citizens and CitiSave considered as a whole have been disclosed to DGC and CSF Acquisition in writing in or pursuant to this Agreement. No representation or warranty contained in this Agreement, and no statement contained in any schedule or certificate, list or other writing furnished to DGC or CSF Acquisition pursuant to the provisions hereof, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein not misleading. No information material to this transaction which is necessary to make the representations and warranties herein contained not misleading has been withheld from, or has not been delivered in writing to, DGC or CSF Acquisition.

                 (b) The Schedules referenced in this Article III set forth, among other things, exceptions to the representations and warranties in this Article III. While CitiSave and Citizens used their best efforts to identify in the Schedules the particular representation or warranty to which each such exception relates, each such exception shall be deemed disclosed for purposes of all representations and warranties in this Article III. The mere inclusion of an exception in a Schedule shall not be deemed an admission by CitiSave and Citizens that such exception represents a material fact, event or circumstance.

                 3.22 Litigation. Except as listed on Schedule 3.22, there are no actions, suits, proceedings, arbitrations or investigations pending or, to the knowledge of CitiSave or Citizens, threatened, before any court, any governmental agency or instrumentality or any arbitration panel, against or affecting CitiSave or Citizens or any of their subsidiaries or any of the directors, officers, or employees of the foregoing, and to the knowledge of CitiSave or Citizens no facts or circumstances exist that would be likely to result in the filing of any such action that would have a material adverse effect on CitiSave and Citizens, considered as a whole. Neither CitiSave or Citizens nor any of their subsidiaries is subject to any currently pending judgment, order or decree entered in any lawsuit or proceeding.

                 3.23     Environmental Matters.

                 (a) To the best knowledge of each, CitiSave and Citizens are, and since January 1, 1991 have been, in compliance with all applicable federal, state and local laws, regulations, rules and decrees pertaining to pollution or protection of the environment ("Environmental Laws"), including without limitation the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., the Louisiana Environmental Quality Act, La. R.S. 30: 2001 et seq., or any similar federal, state or local law, except for such instances of non-compliance that are not reasonably likely to have, individually or in the aggregate, a material adverse effect on the financial condition, results of operations, business or prospects of CitiSave and Citizens, considered as a whole.

                 (b) To the best knowledge of each, all property owned, leased, operated or managed by CitiSave or Citizens, or in which CitiSave or Citizens has any interest, including any mortgage or security interest ("Business Property"), and all businesses and operations conducted on any of the Business Property (whether by CitiSave or Citizens, a mortgagor, or any other person), are, and since January 1, 1991 have been, in compliance with all applicable Environmental Laws, except for such instances of non-compliance that are not reasonably likely to have, individually or in the aggregate, a material adverse effect on the financial condition, results of operations, business or prospects of CitiSave and Citizens, considered as a whole.

                 (c) To the best knowledge of each, there is no judicial, administrative, arbitration or other similar proceeding pending or threatened before any court, governmental agency, authority or other forum in which CitiSave or Citizens or any prior owner of any Business Property has been or, with respect to threatened matters, is threatened to be named as a party relating to (i) alleged noncompliance with any applicable Environmental Law or (ii) the release or threatened release into the environment of any Hazardous Substance (as defined below), and relating to any of the Business Property, except for such proceedings pending or threatened that are not reasonably likely to have, individually or in the aggregate, a material adverse effect on the financial condition, results of operations, business or prospects of CitiSave and Citizens, considered as a whole, and to the knowledge of each there is no reasonable basis for any such proceeding. The term "Hazardous Substance" means any pollutant, contaminant, or toxic or hazardous substance, chemical, or waste defined, listed or regulated by any Environmental Law (and specifically shall include, but not be limited to, asbestos, polychlorinated biphenyls, and petroleum and petroleum products).

                 (d) To the best knowledge of each, there has been no release or threatened release of a Hazardous Substance in, on, under, or affecting any of its Business Property, except such release or threatened release that is not reasonably likely to have, individually or in the aggregate, a material adverse effect on the financial condition, results of operations, business or prospects of CitiSave and Citizens, considered as a whole.

                 3.24 Contract Termination Provisions. Except for those contracts set forth in Schedule 3.24 hereto, all contracts between Citizens or CitiSave and any employee thereof or independent contractor thereto shall, by the terms of such contracts or a written addendum thereto, be terminable by DGC, CSF Acquisition or Citizens following the Holding Company Merger, upon no more than thirty (30) days' written notice to the employee or independent contractor.

                 3.25 Financial Institutions Bond. Since January 1, 1991, CitiSave and Citizens have continuously maintained in full force and effect one or more financial institutions bonds insuring CitiSave and Citizens against acts of dishonesty by each of their employees. No claim has been made under any such bond since such date and CitiSave is not aware of any fact or condition presently existing which forms the basis of a claim under any such bond. CitiSave and Citizens have no reason to expect that their present financial institutions bond or bonds will not be renewed by their carrier on substantially the same terms as those now in effect; provided, however, that CitiSave and Citizens make no representation as to the effect of this Agreement, the Holding Company Merger, or the Bank Merger on their present financial institutions bond or bonds.

                                      IV.

           REPRESENTATIONS AND WARRANTIES OF DGC AND CSF ACQUISITION

                 DGC and CSF Acquisition represent and warrant to Citizens and CitiSave as follows:

                 4.01 Corporate Organization. DGC and CSF Acquisition are corporations duly organized, validly existing and in good standing under the laws of the States of Mississippi and Louisiana, respectively. DGC and CSF Acquisition, respectively, have the corporate power and authority to own or lease all of their properties and assets and to carry on their businesses as they are now being conducted.

                 4.02     Authority; No Violation.

                 (a) DGC and CSF Acquisition, respectively, have full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The respective Boards of Directors of DGC and CSF Acquisition, or a majority thereof, and DGC as the sole shareholder of CSF Acquisition, have duly and validly approved and adopted this Agreement and the transactions contemplated hereby, have executed or authorized the execution of and have authorized the delivery of this Agreement, no other corporate proceedings on the part of DGC or CSF Acquisition are necessary or desirable to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by DGC and CSF Acquisition and constitutes a valid and binding obligation of each of DGC and CSF Acquisition, enforceable in accordance with its terms.

                 (b) Neither the execution and delivery of this Agreement by DGC or CSF Acquisition, nor the consummation by DGC or CSF Acquisition of the transactions contemplated hereby, nor compliance by DGC or CSF Acquisition with any of the provisions hereof, will (i) violate any provision of the Certificate of Incorporation or Bylaws of DGC or CSF Acquisition, (ii) to the best knowledge of DGC and CSF Acquisition violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to DGC, CSF Acquisition, or any of their subsidiaries or any of their respective properties or assets, or (iii) to the best knowledge of DGC and CSF Acquisition violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with or without due notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the respective properties or assets of DGC, CSF Acquisition, or any of their subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which DGC, CSF Acquisition, or any of their respective subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such conflicts, breaches or defaults as are set forth in Schedule
4.03 hereto, or which either individually or in the aggregate will not have a material adverse effect on the business, operations, properties, assets or financial condition of DGC, CSF Acquisition, or any of their respective subsidiaries.

                 4.03 Consents and Approvals. Except for consents and approvals of, or filings or registrations with, the SEC and the Federal Reserve Board, no consents or approvals of or filings or registrations with any third party or any public body or authority are necessary in connection with (i) the execution and delivery by DGC and CSF Acquisition of this Agreement or (ii) the consummation of the Holding Company Merger.

                                       V.

                            COVENANTS OF THE PARTIES

                 5.01 Conduct of Business. Except with the consent of the other parties hereto, during the period from the date of this Agreement to the Effective Date:

                 (a) Citizens and CitiSave will conduct their businesses and engage in transactions only in the ordinary course and consistent with prudent banking practice.

                 (b) Neither CitiSave nor Citizens shall (i) increase by more than ten percent (10%) the compensation payable by Citizens or CitiSave to any of its directors, officers, agents, consultants, or any of its employees whose total compensation after such increase would be in excess of $25,000 per annum (excluding increases in compensation resulting from the vesting of shares of CitiSave Common Stock awarded prior to the date of this Agreement pursuant to CitiSave's MRP or from the exercise of CitiSave Options granted prior to the date of this Agreement), (ii) grant or pay any extraordinary bonus, percentage compensation, service award or other like benefit to any such director, officer, agent, consultant or employee, except as set forth in Schedule 3.11 hereto, or
(iii) make or agree to any extraordinary welfare, pension, retirement or similar payment or arrangement for the benefit of any such director, officer, agent, consultant or employee.

                 (c) Neither CitiSave nor Citizens shall sell or dispose of material assets except in the ordinary course of business.

                 (d) Neither CitiSave nor Citizens shall enter into any new capital commitments or make any capital expenditures, except commitments or expenditures within existing operating and capital budgets or otherwise in the ordinary course of business.

                 (e) Neither Citizens nor CitiSave shall authorize or issue any additional shares of any class of its capital stock (except that shares of CitiSave Common Stock may be issued upon the exercise of CitiSave Options which were granted prior to the date of this Agreement) or any securities exchangeable for or convertible into any such shares or any options or rights to acquire any such shares, nor shall Citizens or CitiSave otherwise authorize or affect any change in its capitalization.

                 (f) No dividends shall be paid by Citizens to CitiSave except as set forth in Section 3.11(b)(iii) hereto. CitiSave shall not pay any dividends to its stockholders, other than regular quarterly cash dividends on the CitiSave Common Stock of $.10 per share for the first two quarters of 1997, which may be paid at the regular times, and dividends of $.10 per share for each additional full calendar quarter completed on or prior to the Effective Date to be paid after completion of the full calendar quarter.

                 (g) CitiSave and Citizens shall not make any change in any of their accounting policies or practices, unless required by generally accepted accounting principles, or take any action which would have a material adverse effect on the Holding Company Merger or the Bank Merger.

                 (h) CitiSave and Citizens shall not incur any liability for borrowed money except extensions of credit from the Federal Home Loan Bank of Dallas (in which no single transaction shall exceed $5,000,000) and otherwise in the ordinary course of their banking business or place upon or permit any lien or encumbrance upon any of their properties or assets, except liens of the type permitted in the exceptions to Section 3.09.

                 5.02 Limitation on Actions. Prior to the Effective Date or until the termination of this Agreement, CitiSave shall not, without the prior approval of the chief executive officer of DGC,

                 (a) solicit or encourage inquiries or proposals with respect to; or

                 (b) furnish any information relating to or participate in any negotiations or discussions concerning, any acquisition or purchase of all or a substantial portion of the assets of, or of a substantial equity interest in, CitiSave or any subsidiary thereof, or any business combination with CitiSave or any subsidiary thereof, other than as contemplated by this Agreement; and shall instruct its officers, directors, agents and affiliates to refrain from doing any of the above. Notwithstanding the foregoing, CitiSave, after written notice to DGC, may furnish information in response to unsolicited inquiries from third parties and/or engage in discussions or negotiations with third parties if, in each case, the Board of Directors of CitiSave determines in good faith based on the advice of legal counsel that the failure to furnish information in response to such unsolicited inquiries and/or engage in such discussions or negotiations is likely to be deemed to constitute a breach of their fiduciary duties under applicable Louisiana law. If (i) CitiSave furnishes information to or enters into discussions or negotiations with another party prior to December 31, 1997, and (ii) CitiSave enters into a definitive agreement with such party prior to June 30, 1998, then CitiSave shall pay DGC a fee of $500,000.

                 Citizens and CitiSave agree to notify DGC by telephone within twenty-four hours of receipt of any inquiry with respect to a proposed merger, consolidation, assets acquisition, tender offer or other takeover transaction with another person or receipt of a request for information from the FDIC, the OTS, or other governmental authority with respect to a proposed acquisition of Citizens or CitiSave by another party.

                 5.03 Current Information. During the period from the date of this Agreement to the Effective Date, Citizens and CitiSave will cause one or more of its designated representatives to confer on a regular and frequent basis with representatives of DGC and to report the general status of its ongoing operations. In addition, separate reporting on matters involving the loan portfolio will occur monthly and will include, but not be limited to, (i) all board reports, (ii) new and renewed loans (including loan applications), (iii) delinquency reports, (iv) loan extensions, (v) to the extent possible, loan policy exceptions, loan documentation exceptions, and financial statement exceptions, (vi) watch list reports, (vii) all written communications concerning problem loan accounts greater than $50,000, (viii) notification and written details involving new loan products and/or loan programs, and (ix) such other information regarding specific loans, the loan portfolio and management of the loan portfolio as may be requested. Citizens and CitiSave will promptly notify DGC of any material change in the normal course of their business or in the operation of their properties and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of litigation involving either party, and will keep DGC fully informed of such events.

                 5.04     Access to Properties and Records; Confidentiality.

                 (a) For purposes of allowing DGC and CSF Acquisition and their counsel to prepare regulatory submissions, and for other relevant purposes, Citizens and CitiSave shall permit DGC reasonable access to their properties during normal business hours, and shall disclose and make available to DGC and its agents all books, papers and records relating to their assets, stock ownership, properties, operations, obligations and liabilities, including, but not limited to: their books of account (including their general ledgers); tax records; minute books of directors' and shareholders' meetings; charter documents; bylaws; material contracts and agreements; filings with any regulatory authority; litigation files; compensatory plans affecting its employees; and any other materials pertaining to business activities, projects or programs in which the other parties may have a reasonable interest in light of the proposed Mergers. No member of the CitiSave Consolidated Group shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of any customer or other person, would jeopardize the attorney-client privilege of the institution in possession or control of such information, or would contravene any law, rule, regulation, order, judgment, decree or binding agreement. The parties will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

                 (b) All information furnished by any member of the CitiSave Consolidated Group pursuant hereto shall be treated as the sole property of the party furnishing the information until consummation of the Mergers contemplated hereby and, if such Mergers shall not occur, DGC and CSF Acquisition shall return to CitiSave all documents or other materials containing, reflecting or referring to such information, shall use its best efforts to keep confidential all of such information, and shall not directly or indirectly use such information for any competitive or other commercial purpose. The obligation to keep such information confidential shall continue for two (2) years from the date the proposed Mergers are abandoned and shall not apply to
(a) any information which (i) DGC and CSF Acquisition can establish by convincing evidence was already in its possession prior to the disclosure thereof by CitiSave or Citizens, (ii) was then generally known to the public or set forth in public records, (iii) became known to the public through no fault of DGC or CSF Acquisition, or (iv) was disclosed to the party receiving the information by a third party not bound by an obligation of confidentiality, or
(b) disclosures in accordance with an order of a court of competent jurisdiction.

                 5.05 Interim Financial Statements. As soon as reasonably available, but in no event more than fifteen (15) days after the end of each month ending after the date of this Agreement, Citizens and CitiSave will deliver to DGC copies of their monthly financial statements.

                 5.06     Regulatory Matters.

                 (a) CitiSave shall prepare and file a proxy statement (the "Proxy Statement") to be mailed to CitiSave shareholders in connection with the meeting to be called to consider the Holding Company Merger, as soon as reasonably practicable following the date of this Agreement. The Proxy Statement shall comply in all material respects with the Exchange Act.

                 (b) DGC and CitiSave will use their best efforts to prepare all necessary documentation, to effect all necessary filings and to obtain all necessary permits, consents, approvals and authorizations of all third parties and governmental bodies necessary to consummate the transactions contemplated by this Agreement, including those required by the OCC, the OTS, the Federal Reserve Board, the FDIC, and the Louisiana Commissioner of Financial Institutions.

                 (c) DGC shall cooperate in preparing the Proxy Statement. DGC will promptly furnish all such data and information relating to it and its subsidiaries as CitiSave may reasonably request for the purpose of including such data and information in the Proxy Statement.

                 5.07 Approval of Shareholders. CitiSave will (i) take all steps necessary to call, give notice of, convene and hold a meeting of its shareholders as soon as practicable for the purpose of approving this Agreement and the transactions contemplated hereby and for such other purposes as may be necessary or desirable, (ii) recommend to its shareholders the approval of this Agreement and the transactions contemplated hereby and such other matters as may be submitted to its shareholders in connection with this Agreement, unless the Board of Directors determines based on the advice of counsel that such recommendation would violate the fiduciary duties of the Board of Directors of CitiSave to the shareholders of CitiSave, and (iii) cooperate and consult with DGC and CSF Acquisition with respect to each of the foregoing matters. CitiSave, as the sole shareholder of Citizens, shall approve this Agreement and the Bank Merger. DGC, as sole shareholder of CSF Acquisition, shall approve this Agreement.

                 5.08 Further Assurances. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. In case at any time after the Effective Date any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall take all such necessary or desirable action.

                 5.09 Public Announcements. DGC, CSF Acquisition, Citizens and CitiSave will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement or any of the transactions contemplated hereby. No party to this agreement shall make any public announcement or otherwise make any disclosure (either public or private), other than such disclosure to employees or agents of any such party as may be required to carry out the transactions contemplated by this

Agreement and except as may be required by law, without the express written consent of all parties hereto. Each party hereto shall undertake such reasonable steps as may be required to ensure that its employees and agents comply with the provisions of this Section 5.09.

                 5.10 Benefits. From and after the Effective Date, DGC will, subject to compliance with applicable legal and regulatory requirements, provide coverage for all Citizens employees under all DGC employee benefit plans for which they are eligible, as soon as practicable after the Effective Date. All prior years of service of Citizens employees will be counted for vesting and eligibility purposes under all applicable DGC employee benefit plans to the extent permitted by applicable law. Any Citizens employee who, immediately prior to the Effective Date, is covered by or is a participant in a Citizens employee benefit plan listed in Schedule 3.19 of this Agreement, shall, on the Effective Date, be covered by or participate in the comparable DGC employee benefit plan if a comparable plan otherwise is maintained by DGC and if the eligibility requirements of the DGC plan are met.

                 5.11     Indemnification.

                 (a) From and after the Effective Date, CitiSave, as survivor of the Holding Company Merger, shall indemnify, defend, and hold harmless the former directors, officers, employees and agents of CitiSave (each such director, officer, employee or agent referred to as a "Holding Company Indemnified Party") against all losses, claims, damages, liabilities, judgments (and related expenses including, but not limited to, attorney's fees and amounts paid in settlement), joint, several or solidary, and any action or other proceeding in respect thereof, to which the Holding Company Indemnified Parties or any of them become subject, based upon or arising out of actions or omissions of such persons occurring at or prior to the Effective Date (including the transactions contemplated by this Agreement) to the full extent permitted under Louisiana law or by CitiSave's Articles of Incorporation and Bylaws as in effect on the date hereof, whichever is greater.

                 (b) From and after the Effective Date and prior to the effective date of the Bank Merger, Citizens shall indemnify, defend, and hold harmless the former directors, officers, employees and agents of Citizens (each such director, officer, employee or agent referred to as a "Bank Indemnified Party") against all losses, claims, damages, liabilities, judgments (and related expenses including, but not limited to, attorney's fees and amounts paid in settlement), joint, several or solidary, and any action or other proceeding in respect thereof, to which the Bank Indemnified Parties or any of them become subject, based upon or arising out of actions or omissions of such persons occurring at or prior to the Effective Date (including the transactions contemplated by this Agreement) to the full extent permitted under federal law or by Citizens' Charter and Bylaws as in effect on the date hereof, whichever is greater.

                 (c) From and after the effective date of the Bank Merger, DGC shall cause the subsidiary bank which is the survivor of the Bank Merger to indemnify, defend, and hold harmless each Bank Indemnified Party against all losses, claims, damages, liabilities, judgments (and related expenses including, but not limited to, attorney's fees and amounts paid in settlement), joint, several or solidary, and any action or other proceeding in respect thereof, to which the Bank Indemnified Parties or any of them become subject, based upon or arising out of actions or omissions of such persons occurring at or prior to such effective date (including the transactions contemplated by this Agreement) to the full extent permitted under Louisiana law or by Citizens' Charter and Bylaws as in effect on the date hereof, whichever is greater.

                 (d) DGC shall use its best efforts to maintain the existing directors' and officers' liability insurance policy of CitiSave and Citizens, respectively, covering persons who are currently covered by such insurance for a period of five (5) years after the Effective Date on terms generally no less favorable than those in effect on the date of this Agreement; provided, however, that DGC may substitute therefor policies providing at least comparable coverage containing terms and conditions no less favorable than those in effect on the date of this Agreement.

                 5.12     CitiSave ESOP.

                 (a) Each participant in the CitiSave Employee Stock Ownership Plan ("CitiSave ESOP") not fully vested will become fully vested in his or her CitiSave ESOP account as of the Effective Date. Schedule 5.12 sets forth the number of allocated and unallocated shares of CitiSave Common Stock as of the date of this Agreement. As soon as practicable after the execution of this Agreement, CitiSave, Citizens and DGC will cooperate to cause the CitiSave ESOP to be amended and other action taken, in a manner reasonably acceptable to CitiSave and DGC, to provide that the CitiSave ESOP will terminate upon the Effective Date. Between the date hereof and the Effective Date, the existing CitiSave ESOP indebtedness as set forth on Schedule 5.12 shall be paid in the ordinary course of business and CitiSave or Citizens shall make the contributions set forth on Schedule 5.12 to the CitiSave ESOP to fund such payments. CitiSave and Citizens shall make no further contributions to the CitiSave ESOP except as may be required to obtain a favorable determination from the IRS. Any indebtedness of the CitiSave ESOP remaining as of the Effective Date shall be repaid from the Trust associated with the CitiSave ESOP through application of the Merger Price received by the CitiSave ESOP. Upon the repayment of the CitiSave ESOP loan, the remaining funds in the Loan Suspense Account will be allocated (to the extent permitted by Sections 401(a), 415 or 4975 of the Code and the applicable laws and regulations including, without limitation, the applicable provisions of ERISA) to CitiSave ESOP participants (as determined under the terms of the CitiSave ESOP). CitiSave and DGC agree that, subject to the conditions described herein, as soon as practicable after the Effective Date and repayment of the CitiSave ESOP loan, participants in the CitiSave ESOP shall be entitled at their election to have the amounts in their CitiSave ESOP accounts either distributed to them in a lump sum or rolled over to another tax-qualified plan or individual retirement account.

                 (b) The actions relating to termination of the CitiSave ESOP will be adopted conditioned upon the consummation of the Holding Company Merger and upon receiving a favorable determination letter from the Internal Revenue Service ("IRS") with regard to the continued qualification of the CitiSave ESOP after any required amendments. CitiSave and DGC will cooperate in submitting appropriate requests for any such determination letter to the IRS and will use their best efforts to seek the issuance of such letter as soon as practicable following the date hereof. CitiSave and DGC will adopt such additional amendments to the CitiSave ESOP as may be reasonably required by the IRS as a condition to granting such determination letter, provided that such amendments do not substantially change the terms outlined herein or would result in a material adverse change in the business, operations, properties, assets or financial condition of CitiSave and Citizens considered as a whole or result in liability to DGC that is material in relation to the aggregate Merger Price.

                 (c) As of and following the Effective Date, DGC shall cause the CitiSave ESOP to be maintained for the exclusive benefit of employees and other persons who were participants or beneficiaries therein prior to the Effective Date and proceed with termination of the CitiSave ESOP through distribution of its assets in accordance with its terms subject to the amendments described herein and as otherwise may be required to comply with applicable law or to obtain a favorable determination from the IRS as to the continuing qualified status of the CitiSave ESOP, provided, however, that no such distributions of the CitiSave ESOP shall occur until a favorable termination letter has been received from the IRS. CitiSave shall cause the CitiSave ESOP to be amended, effective as of the Effective Date, to provide that the administrative committee thereof shall consist of three individuals appointed by the Board of Directors of CitiSave prior to the Effective Date (the appointment of such individuals will be subject to the prior consent of DGC, and such individuals after their appointment may not be unreasonably removed or changed by DGC or its affiliates for a period of two years after the Effective
Date).

                 5.13     CitiSave Stock Option Plans and MRP.

                 (a) CitiSave shall take all appropriate action to provide for the termination of the 1996 Key Employee Stock Compensation Program and the 1996 Directors' Stock Option Plan (collectively, the "CitiSave Option Plans") following the cancellation of all outstanding stock options and the payment of the Option Consideration pursuant to Section 1.05(b) hereof. The termination of the CitiSave Option Plans shall be effective as of the Effective Date.

                 (b) CitiSave shall take all appropriate action to provide for the termination of the MRP following the cancellation of all outstanding MRP Awards and the payment of the MRP Consideration pursuant to Section 1.05(c) hereof. The termination of the MRP shall be effective as of the Effective Date, and all shares of CitiSave Common Stock held by the MRP trust shall be cancelled upon such termination.

                                      VI.

                               CLOSING CONDITIONS

                 6.01 Conditions to Each Party's Obligations under this Agreement. The respective obligations of each party under this Agreement shall be subject to the fulfillment at or prior to the Effective Date of the following conditions, none of which may be waived:

                 (a) This Agreement and the transactions contemplated hereby shall have been approved by the affirmative vote of the holders of at least two-thirds (2/3) of the total votes present in person or by proxy at the meeting of shareholders of CitiSave called pursuant to Section 5.07 hereof.

                 (b) None of the parties hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Holding Company Merger.

                 (c) A Proxy Statement distributed to CitiSave shareholders seeking approval of the Holding Company Merger shall have been written and distributed in accordance with the requirements of the Exchange Act and shall not be subject to any stop order or a threatened stop order.

                 (d) This Agreement and the Holding Company Merger shall have been approved by the Federal Reserve Bank and all other applicable federal and state authorities.

                 6.02 Conditions to the Obligations of DGC and CSF Acquisition under this Agreement. The obligations of DGC and CSF Acquisition under this Agreement shall be further subject to the satisfaction, at or prior to the Effective Date, of the following conditions, any one or more of which may be waived by DGC and CSF Acquisition:

                 (a) Each of the obligations of Citizens and CitiSave required to be performed by them at or prior to the Closing pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects and the representations and warranties of Citizens and CitiSave contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Date as though made at and as of the Effective Date (except as otherwise contemplated by this Agreement and except as to any representation or warranty which specifically relates to an earlier date) and DGC and CSF Acquisition shall have received a certificate to that effect signed by the president of Citizens and CitiSave.


                 (b) All action required to be taken by, or on the part of, Citizens and CitiSave to authorize the execution, delivery and performance of this Agreement by Citizens and CitiSave and the consummation of the transactions contemplated hereby shall have been duly and validly taken by the Boards of Directors of Citizens and CitiSave and DGC and CSF Acquisition shall have received certified copies of the resolutions evidencing such authorization.

                 (c) Any and all permits, consents, waivers, clearances, approvals and authorizations (in addition to those referred to in Section 6.01 hereof) of all third parties and governmental bodies shall have been obtained by Citizens and CitiSave, which are necessary in connection with the consummation of the Holding Company Merger by CitiSave and the other transactions contemplated hereby; provided, however, that no such approval shall have imposed any non-standard condition or requirement which, in the reasonable opinion of the Board of Directors of DGC, would so materially adversely affect the business or economic benefits of the transactions contemplated by this Agreement as to render consummation of such transactions inadvisable or unduly burdensome.

                 (d) No action or proceeding against CitiSave, Citizens, or any of the Citizens Subsidiaries or against DGC or CSF Acquisition shall be pending which seeks to prevent consummation of the transactions contemplated by this Agreement; and no order of any court shall have been entered which prohibits consummation of the Holding Company Merger and the transactions contemplated by this Agreement. No approval, consent, waiver, administrative, or regulatory action shall have included any non-standard condition or requirement that would (i) result in a materially adverse effect on CitiSave, Citizens, the Citizens Subsidiaries, DGC, or CSF Acquisition or (ii) so materially and adversely affect the economic or business benefits of the Holding Company Merger that DGC or CSF Acquisition, in the reasonable and good faith opinion of DGC or CSF Acquisition, would not have entered into this Agreement had such conditions or requirements been known at the date hereof.

                 (e) DGC and CSF Acquisition shall have received an opinion from Messrs. Elias, Matz, Tiernan and Herrick L.L.P., special counsel to Citizens and CitiSave, dated the date of the Closing, in form satisfactory to DGC and CSF Acquisition to the effect that:

                          (i) CitiSave is a corporation duly organized and validly existing under the laws of the State of Louisiana and has all requisite power and authority to own, lease and operate its properties and to carry on its business as described in the Proxy Statement. CitiSave is a registered thrift holding company under the Savings and Loan Holding Company Act. Citizens is a federally chartered stock savings and loan duly organized and validly existing under the laws of the United States and (a) has all requisite corporate power to own, lease and operate its properties and to carry on its business as described in the Proxy Statement, (b) is duly authorized to conduct a general savings and loan business under the laws of the United States, and (c) is an insured depository institution as defined in the Federal Deposit Insurance Act;

                          (ii) This Agreement has been duly and validly authorized, executed and delivered by CitiSave and Citizens and is valid and enforceable against each of them, except that enforcement may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, conservatorship, receivership or other similar laws now or hereafter in effect relating to or affecting the enforcement of creditors' rights generally or the rights of creditors of federal savings institutions or their holding companies, (ii) general equitable principles, and (iii) laws relating to the safety and soundness of insured depository institutions, and except that no opinion need be rendered as to the effect or availability of equitable remedies or injunctive relief (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                          (iii) The authorized capital stock of CitiSave
                 consists of 10,000,000 shares of CitiSave Common Stock and 5,000,000 shares of CitiSave Preferred Stock, of which, as of December 31, 1996, 962,207 shares of CitiSave Common Stock were duly issued, outstanding, fully paid and non-assessable, and no shares of CitiSave Preferred Stock were issued and outstanding;

                          (iv) The authorized capital stock of Citizens consists of 10,000,000 shares of Citizens Common Stock and 5,000,000 shares of Citizens Preferred Stock, of which, as of December 31, 1996, 1,000 shares of Citizens Common Stock were issued and outstanding; all of such outstanding shares are validly issued, fully paid and non-assessable, and owned by CitiSave; and no shares of Citizens Preferred Stock were issued and outstanding;

                          (v) The execution and delivery by CitiSave and Citizens of this Agreement, consummation by CitiSave and Citizens of the transactions contemplated hereby and compliance by CitiSave and Citizens with the provisions hereof will not violate the Articles of Incorporation or Charter of CitiSave or Citizens or violate, result in a breach of, or constitute a default under, any material lease, mortgage, contract, agreement, instrument, judgment, order or decree to which CitiSave or Citizens is a party or to which they may be subject and which was either included as an exhibit to any filing made by CitiSave under either the Securities Act or the Exchange Act or which is identified in Schedules 3.12, 3.19 or 3.20 to this Agreement; and

                          (vi) The Proxy Statement and each amendment or supplement thereto, as of their respective issue dates, complied as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder, and we do not know of any documents required to be filed as exhibits to the Proxy Statement which are not filed as required; it being understood that such counsel need express no opinion as to any information regarding DGC or CSF Acquisition or as to the financial statements, notes to financial statements, financial tables or other financial or statistical data and stock valuation information contained in or omitted from the Proxy Statement.

                 The opinion of Elias, Matz, Tiernan & Herrick L.L.P. shall be governed by the Legal Opinion Accord ("Accord") of the American Bar Association Section of Business Law (1991). In addition, such opinion may be limited to present statutes, regulations, rulings, and formal agency and judicial interpretations and to facts as they presently exist; in rendering such opinion, such counsel need assume no obligation to revise or supplement it should the present laws be changed by legislative or regulatory action, judicial decision or otherwise after such opinion is rendered. Such counsel may assume that any agreement is the valid and binding obligation of any parties to such agreement other than CitiSave or Citizens. In giving such opinion, such counsel may rely as to all matters of fact on certificates of officers or directors of CitiSave and Citizens and certificates of public officials or of CitiSave's transfer agent, provided that such certificates are delivered to DGC and CSF Acquisition at or prior to the Closing or are attached to the opinion. Such counsel's opinion shall be limited to matters governed by federal law and by Louisiana law. With respect to matters involving the application of Louisiana law, an opinion of local counsel reasonably acceptable to DGC may be provided to DGC and CSF Acquisition. Elias, Matz, Tiernan & Herrick L.L.P. may also indicate that it is expressing no opinion as to the fairness of the transactions contemplated by this Agreement or of the Merger Price to be received by the holders of CitiSave Common Stock from a financial point view.

                 In addition, DGC and CSF Acquisition shall have received a separate letter from Elias, Matz, Tiernan & Herrick L.L.P., special counsel to CitiSave and Citizens, dated the date of the Closing, to the effect that such counsel has participated in several conferences with representatives of the parties of this Agreement and their respective accountants and counsel in connection with the preparation of the Proxy Statement filed in connection with the transactions contemplated by this Agreement and have considered the matters required to be stated therein and the statements contained therein, and based on the foregoing, nothing has come to the attention of such counsel that would lead them to believe that such Proxy Statement, as amended or supplemented if it has been amended or supplemented, at the time distributed to shareholders, contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading (except in each such case as to any information regarding DGC or CSF Acquisition or as to the financial statements, notes to financial statements, financial tables and other financial and statistical data and stock valuation information included therein, as to which no view need be expressed). In issuing such letter, such counsel may indicate that it has not confirmed the accuracy or completeness of or otherwise verified the information contained in the Proxy Statement, that it does not assume any responsibility for such information, and that it is relying as to materiality as to factual matters on certificates of officers and representatives of the parties to this Agreement and other factual representations by CitiSave and Citizens.

                 (e) There shall not have occurred any Material Adverse Change in the financial condition, results of operations business or prospects of CitiSave and Citizens, considered as a whole, from the date of the CitiSave Latest Balance Sheet to the Closing.

                 Citizens and CitiSave will furnish DGC and CSF Acquisition with such certificates of their officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 6.02 as DGC and CSF Acquisition may reasonably request.

                 6.03 Conditions to the Obligations of Citizens and CitiSave under this Agreement. The obligations of Citizens and CitiSave under this Agreement shall be further subject to the satisfaction, at or prior to the Effective Date, of the following conditions, any one or more of which may be waived by Citizens and CitiSave:

                 (a) Each of the obligations of DGC or CSF Acquisition, respectively, required to be performed by them at or prior to the Closing pursuant to the terms of this Agreement (including Section 1.06(c) hereof) shall have been duly performed and complied with in all material respects and the representations and warranties of DGC or CSF Acquisition contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Date as though made at and as of the Effective Date (except as otherwise contemplated by this Agreement and except as to any representation or warranty which specifically relates to an earlier date) and Citizens and CitiSave shall have received certificates to that effect signed by the presidents of DGC and CSF Acquisition, respectively.

                 (b) All action required to be taken by, or on the part of, DGC and CSF Acquisition to authorize the execution, delivery and performance of this Agreement by DGC and CSF Acquisition and the consummation of the transactions contemplated hereby shall have been duly and validly taken by the Boards of Directors of DGC and CSF Acquisition, respectively, and Citizens and CitiSave shall have received certified copies of the resolutions evidencing such authorization.

                 (c) CitiSave and Citizens shall have received from Messrs. Watkins, Ludlam and Stennis, P.A., counsel for DGC and CSF Acquisition (or as to certain matters involving Louisiana law from Louisiana counsel to DGC and CSF Acquisition), an opinion, dated as of the Closing, in form and substance satisfactory to CitiSave and Citizens, to the effect that:

                          (i) DGC is a corporation duly organized and validly existing under the laws of the State of Mississippi and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. DGC is qualified to do business as a foreign corporation in Louisiana. CSF Acquisition is a corporation duly organized and validly existing under the laws of the State of Louisiana and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

                          (ii) This Agreement has been duly and validly authorized, executed and delivered by DGC and CSF Acquisition and is valid and enforceable against each of them, except that enforcement may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, conservatorship, receivership or other similar laws now or hereafter in effect relating to or affecting the enforcement of creditors' rights generally or the rights of creditors of federal savings institutions or their holding companies, (ii) general equitable principles, and (iii) laws relating to the safety and soundness of insured depository institutions, and except that no opinion need be rendered as to the effect or availability of equitable remedies or injunctive relief (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                          (iii) The execution and delivery by DGC and CSF
                 Acquisition of this Agreement, consummation by DGC and CSF Acquisition of the transactions contemplated hereby and compliance by DGC and CSF Acquisition with the provisions hereof will not violate the Articles of Incorporation or Association of DGC and CSF Acquisition or violate, result in a breach of, or constitute a default under, any material lease, mortgage, contract, agreement, instrument, judgment, order or decree to which DGC and CSF Acquisition is a party or to which they may be subject;

                 The opinion of Watkins Ludlam & Stennis, P.A. shall be governed by the Legal Opinion Accord ("Accord") of the American Bar Association Section of Business Law (1991). In addition, such opinion may be limited to present statutes, regulations, rulings, and formal agency and judicial interpretations and to facts as they presently exist; in rendering such opinion, such counsel need assume no obligation to revise or supplement it should the present laws be changed by legislative or regulatory action, judicial decision or otherwise after such opinion is rendered. Such counsel may assume that any agreement is the valid and binding obligation of any parties to such agreement other than DGC or CSF Acquisition. In giving such opinion, such counsel may rely as to all matters of fact on certificates of officers or directors of DGC and CSF Acquisition and certificates of public officials, provided that such certificates are delivered to CitiSave and Citizens at or prior to the Closing or are attached to the opinion. Such counsel's opinion shall be limited to matters governed by federal law and by Louisiana law. With respect to matters involving the application of Louisiana law, an opinion of local counsel reasonably acceptable to DGC may be provided to DGC and CSF Acquisition.

                 DGC and CSF Acquisition will furnish Citizens and CitiSave with such certificates of their officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 6.03 as Citizens and CitiSave may reasonably request.

                 (d) CitiSave shall have obtained from its independent financial advisors an opinion dated within five business days of the date of the Proxy Statement for the shareholders' meeting to be called pursuant to Section
5.07 hereof stating that the Merger Price to be received by the holders of CitiSave Common Stock is fair from a financial point of view.


                                      VII.

                                    CLOSING

                 7.01 Time and Place. Subject to the provisions of Articles VI and VIII hereof, the Closing of the transactions contemplated hereby shall take place at the offices of DGC, One Deposit Guaranty Plaza, 210 East Capitol Street, Jackson, Mississippi 39205 at 9:00 A.M., local time, on the last business day of the month after all of the conditions contained in Section 6.01(a) and Section 6.01(d) are satisfied or at such other place, at such other time, or on such other date as DGC, CSF Acquisition, CitiSave and Citizens may mutually agree upon for the Closing to take place.

                 7.02 Deliveries at the Closing. Subject to the provisions of Articles VI and VIII hereof, at the Closing there shall be delivered to DGC, CSF Acquisition, CitiSave and Citizens the opinions, certificates, and other documents and instruments required to be delivered under Article VI hereof.

                                     VIII.

                                  TERMINATION

                 8.01 Termination. This Agreement may be terminated at any time prior to the Effective Date, whether before or after approval of the Holding Company Merger by the shareholders of CitiSave:

                 (a) by mutual written consent of the parties, properly authorized by their respective Boards of Directors;

                 (b) by DGC and CSF Acquisition, if at the time of such termination there shall have been any Material Adverse Change in the financial condition, results of operations, business or prospects of CitiSave and Citizens, considered as a whole, from the date of the CitiSave Latest Balance Sheet;

                 (c) by any party hereto, if a United States District Court shall rule upon application of the Department of Justice after a full trial on the merits or a decision on the merits based on a stipulation of facts that the transactions contemplated by this Agreement violate the antitrust laws of the United States;

                 (d) by any party hereto, if at the meeting of shareholders to be called by CitiSave pursuant to this Agreement, this Agreement shall not have been approved by the affirmative vote of the holders of at least two-thirds (2/3) of the total votes present in person or by proxy at the meeting of shareholders of CitiSave called pursuant to Section 5.07 hereof;

                 (e) by DGC and CSF Acquisition, in the event there are dissenting shareholders who hold more than fifteen percent (15%) of the shares of CitiSave Common Stock; or

                 (f) by any party hereto if the Closing shall not have occurred by December 31, 1997.

                 8.02 Effect of Termination. In the event of termination of this Agreement by either DGC, CSF Acquisition, CitiSave or Citizens as provided above, this Agreement shall forthwith become void and except as provided in
Section 5.04 and Section 9.01 hereof there shall be no further liability on the part of Citizens, CitiSave, DGC, CSF Acquisition, or their respective officers or directors.

                                      IX.

                                 MISCELLANEOUS

                 9.01 Expenses. All out-of-pocket costs and expenses incurred in connection with the Mergers (including, but not limited to, counsel fees) shall be paid by the party incurring such costs and expenses.

                 9.02 Notices. All notices or other communications hereunder shall be in writing and shall be deemed given if delivered personally or mailed by prepaid registered or certified first class mail (return receipt requested) or by facsimile, cable, telegram or telex addressed as follows:

                 (a)      If to DGC or CSF Acquisition, to:

                          Deposit Guaranty Corp.
                          One Deposit Guaranty Plaza
                          210 East Capitol Street
                          P.0. Box 730
                          Jackson, Mississippi  39205
                          Attention: Thomas M. Hontzas
                          Fax Number: (601) 354-8288

                          Copy to:

                          Watkins Ludlam & Stennis, P.A.
                          633 North State Street  (39202)
                          Post Office Box 427
                          Jackson, Mississippi  39205-0427
                          Attention: L. Keith Parsons, Esq.
                          Fax Number: (601) 949-4804

                 (b)      If to Citizens or CitiSave, to:

                          CitiSave Financial Corporation
                          665 Florida Street
                          Baton Rouge, Louisiana 70801
                          (504) 383-4102
                          Attention: Lee F. Nettles
                          Fax Number: (504) 382-5511

                          Copy to:

                          Elias, Matz, Tiernan and Herrick L.L.P.
                          Suite 1200
                          734 15th Street, N.W.
                          Washington, D.C.  20005
                          (202) 347-0300
                          Attention: Gerald F. Heupel, Jr., Esq.
                          Fax Number: (202) 347-2172

or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given as of the date so mailed.

                 9.03 Parties in Interest. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties, and that nothing in this Agreement is intended to confer, expressly or by implication, upon any other person any rights or remedies under or by reason of this Agreement.

                 9.04 Amendment, Extension and Waiver. Subject to applicable law, at any time prior to the consummation of the Mergers, whether before or after approval thereof by the CitiSave shareholders, DGC, CSF Acquisition, CitiSave and Citizens may, by action taken by their respective Boards of Directors (i) amend this Agreement, (ii) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (iii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (iv) waive compliance with any of the agreements or conditions contained in Articles V and VI (other than the conditions set forth in Section 6.01 hereof); provided, however, that after any approval of the Holding Company Merger by the shareholders of CitiSave, there may not be, without further approval of such shareholders, any amendment, extension or waiver of this Agreement which changes the amount or form of consideration to be delivered to shareholders of CitiSave. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                 9.05 Complete Agreement. This Agreement, including the documents and other writings referred to herein or delivered pursuant hereto, contains the entire agreement and understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings between the parties, both written and oral, with respect to its subject matter.

                 9.06 Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement shall survive the Effective Date, or the earlier termination of this Agreement pursuant to Article VIII hereof. Each party hereby agrees that its sole right and remedy with respect to any breach of a representation or a warranty by the other party shall be to not consummate the transactions described herein if such breach results in the nonsatisfaction of a condition set forth in Section 6.02(a) or 6.03(a) hereof, provided, however, that the foregoing shall not be deemed a waiver of any claim for intentional misrepresentation or fraud.

                 9.07 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

                 9.08 Governing Law. This Agreement shall be governed by the laws of the State of Louisiana, without giving effect to the principles of conflicts of laws thereof, except to the extent that the effectiveness of the Mergers may be subject to specific requirements of federal law.

                 9.09 Headings. The Article and Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                 IN WITNESS WHEREOF, the Boards of Directors of DGC, CSF Acquisition, CitiSave, and Citizens have caused this Agreement to be executed by their duly authorized officers, all as of the day and year first above written.


Attest:                                            DEPOSIT GUARANTY CORP.


/s/ J. Clifford Harrison                           By /s/ Howard L. McMillan
-----------------------------------------            ---------------------------------------------
J. Clifford Harrison, Secretary                       Howard L. McMillan, Jr., President


Attest:                                            CSF ACQUISITION CORP.



/s/ J. Clifford Harrison                           By /s/ Thomas M. Hontzas
----------------------------------------             ---------------------------------------------
J. Clifford Harrison, Secretary                       Thomas M. Hontzas, President


Attest:                                            CITISAVE FINANCIAL CORPORATION


/s/ Mary Anne Chiasson                             By /s/ Lee F. Nettles
-------------------------------------                ---------------------------------------------
Mary Anne Chiasson, Secretary                         Lee F. Nettles, President



Attest:                                            CITIZENS SAVINGS ASSOCIATION, F.A.


/s/ Mary Anne Chiasson                             By /s/ Lee F. Nettles
-------------------------------------                ---------------------------------------------
Mary Anne Chiasson, Secretary                         Lee F. Nettles, President

                                                                       Exhibit A



                             CERTIFICATE OF MERGER
                                       OF
                             CSF ACQUISITION CORP.
                                 WITH AND INTO
                         CITISAVE FINANCIAL CORPORATION
                       (Filed Pursuant to Section 112F of
                    the Louisiana Business Corporation Law)


         The undersigned corporation, acting pursuant to Section 112F of the Louisiana Business Corporation Law, hereby certifies as follows:

         First: That the name and state of incorporation of each of the corporations that are parties to the merger to which this Certificate relates (the "Constituent Corporations") are as follows:

         Name                              State of Incorporation
         ----                              ----------------------
         [S]                               [C]
         CSF Acquisition Corp.             Louisiana

         CitiSave Financial Corporation    Louisiana

         Second: That an Agreement and Plan of Merger between the Constituent Corporations (the "Agreement") providing for the merger of CSF Acquisition Corp. with and into CitiSave Financial Corporation (the "Merger") has been approved, adopted, certified, executed and acknowledged by each of the Constituent Corporations in accordance with the requirements of Section 112 of the Louisiana Business Corporation Law.

         Third: That CitiSave Financial Corporation will survive the Merger and continue to operate under its current name (the "Surviving Corporation").

         Fourth: That the Articles of Incorporation of the Surviving Corporation, as in effect on the date hereof, shall continue in full force and effect as the Articles of Incorporation of the Surviving Corporation until altered, amended or repealed as provided therein or by law.

         Fifth: That a copy of the executed Agreement is on file at the principal place of business of the Surviving Corporation, located at 665 Florida Street, Baton Rouge, Louisiana 70801.

         Sixth: That a copy of the Agreement will be furnished by the Surviving Corporation, on request and without cost, to any shareholder of either Constituent Corporation.

         Seventh: This Certificate of Merger shall be effective on __________, 1997 upon recordation by the Secretary of State of Louisiana.

         This Certificate of Merger is executed by the Surviving Corporation, acting through its President, this _____ day of __________, 1997.

                                           CitiSave Financial Corporation



                                           By:
                                              ---------------------------------

                                              Its: President

                                 ACKNOWLEDGMENT

State of Louisiana        )
                          )
Parish of East Baton Rouge)


         BEFORE ME, the undersigned authority, personally came and appeared ______________ who, being duly sworn, declared and acknowledged before me that he is the President of CitiSave Financial Corporation and that in such capacity he was duly authorized to and did execute the foregoing Certificate of Merger on behalf of such corporation, for the purposes therein expressed and as his and such corporation's free act and deed.


                                           ----------------------------------
                                                         , Appearer
                                           --------------

Sworn to and subscribed before me
this      day of              , 1997
     ----        -------------



-------------------------------------------
          NOTARY PUBLIC